EXHIBIT 21.1

Subsidiaries and Affiliates of Registrant as of May 31, 2012	State of Incorporation or Organization
Brookhollow Corporation	Delaware
Brook Hollow Properties, Inc.	Texas
Brookhollow of Alexandria, Inc.	Louisiana
Brookhollow of Virginia, Inc.	Virginia
Creole Corporation	Delaware
Pacific Custom Materials, Inc.	California
Riverside Cement Company(1)	California
Partin Limestone Products, Inc.	California
Riverside Cement Holdings Company	Delaware
Texas Industries Holdings, LLC	Delaware
Texas Industries Trust	Delaware
TXI Aviation, Inc.	Texas
TXI California Inc.	Delaware
TXI Cement Company	Delaware
TXI LLC	Delaware
TXI Operating Trust	Delaware
TXI Operations, LP(2)	Delaware
Southwestern Financial Corporation, formerly Clodine Properties Inc.	Texas
TXI Power Company	Texas
TXI Riverside Inc.	Delaware
TXI Transportation Company	Texas

Indirect subsidiaries of Registrant are indented and listed following their direct parent company.

(1)	California general partnership: TXI California Inc. and TXI Riverside Inc., general partners.

(2)	Delaware limited partnership: TXI Operating Trust, general partner; Texas Industries Trust, limited partner.